Exhibit 99.1

FOR IMMEDIATE RELEASE

TORNIER REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Sales Growth of 12% Drives Adjusted EBITDA Increase of 94%

Company Raises Guidance for 2011 Sales and Adjusted EBITDA

AMSTERDAM, The Netherlands, May 9, 2011 — Tornier N.V. (NASDAQ: TRNX), a global medical device company focused on providing surgical solutions to orthopaedic extremity specialists, reported sales of $69.4 million for the first quarter of 2011 compared to sales of $61.8 million in first quarter 2010, an increase of 12%. First quarter 2011 sales of Tornier’s extremity product categories increased 14% to $52.6 million, representing 76% of company sales.  Tornier’s U.S. and international businesses each contributed to first quarter sales growth, as did each of the Company’s major product categories. As compared to the first quarter of 2010, Tornier’s 12% sales growth in the first quarter of 2011 was achieved with four fewer selling days and with negligible effect from changes in currency exchange rates.

Douglas W. Kohrs, President and Chief Executive Officer of Tornier, commented, “We are pleased to have started the 2011 year with a sales gain that exceeded our expectations.  Our strong first quarter sales gain was led by our upper extremity product category.  The enthusiastic market penetration driven by our new ASCEND™ shoulder arthroplasty system complemented a strong quarter across our shoulder portfolio.  We also are encouraged by the prospects for several new products in our lower extremity and sports medicine/biologics categories that bode well for our full year 2011.”

The Company’s first quarter 2011 adjusted EBITDA, as defined in the GAAP to non-GAAP reconciliation provided later in this release, was $9.1million or 13.2% of sales, an increase of 94% compared to $4.7 million, or 7.6% of sales, in the first quarter of 2010.

Mr. Kohrs continued, “We are encouraged by the gain in adjusted EBITDA in the first quarter of 2011.  Although we plan to increase R&D spending during the balance of the year to support our commitment to innovation, we remain focused on obtaining leverage from our cost structure.  The investments we will continue to make in 2011 will support our commitment to product innovation while simultaneously focusing on leveraging our business model.”

Sales and Product Review

First quarter 2011 sales of Tornier’s extremity products increased by 14% to $52.6 million.The upper extremity product category was Tornier’s fastest growing category in the quarter with growth of 15% benefitting from strong demand for its new ASCEND™ shoulder arthroplasty system and the continued growth of its flagship Aequalis®line of shoulder arthroplasty systems.   Although Tornier’s lower extremity and sports medicine and biologics product categories recorded sales growth below the overall corporate rate in the first quarter of 2011, the growth in these categories is expected to increase during the balance of 2011.  The lower extremity product category will benefit from the expanded instrument set availability for key products such as the Stabilis™ ankle fusion system.  Tornier’s sports medicine and biologics product category is expected to benefit from new product contribution including the recently launched

BioFiber® surgical mesh. Tornier’s large joint product category continued to record above market growth in the first quarter of 2011 aided by the continued favorable reception to the Company’s total hip arthroplasty systems.

On a geographic basis, Tornier’s first quarter 2011 sales in the United States increased by 10% and represented 53% of global sales.  International sales increased 16% in the quarter as reported and 15%  in constant currency, representing 47% of global sales.

Outlook

The Company projects 2011 sales in the range of $259 to $266 million, representing growth of 14% to 17% as reported, and 12% to 15% in constant currency.  The Company projects 2011 adjusted EBITDA, as described in the GAAP to non-GAAP reconciliation provided later in this release, of $29 to $32 million or 11% to 12% of total sales.  This would represent an increase in adjusted EBITDA of 56% to 72% over the adjusted EBITDA reported for 2010.

For the second quarter of 2011, the Company projects sales in the range of $65 to $66 million, representing growth of 19% to 21%, based on recent currency exchange rates, and 13% to 15% in constant currency. The Company projects adjusted EBITDA for the second quarter of 2011 of $5.5 to $6.5 million, representing 8.5% to 10% of sales.

Earnings Call Information

Tornier will host a conference call today at 5:00 p.m. eastern time to discuss its first quarter 2011 financial results.  The conference call will be available to interested parties through a live audio webcast available through the Company’s website at www.tornier.com where it will be available for replay beginning two hours after completion of the call and archived and accessible for approximately 12 months.  Those without internet access may join the call from within the U.S. by dialing 877-673-5355; outside the U.S., dial +1-760-666-3805

Forward-Looking Statements

Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “may,” “believe,” “could,” “would,” “continue,” “outlook,” “guidance,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Tornier’s actual results to be materially different than those expressed in or implied by Tornier’s forward-looking statements. For Tornier, such uncertainties and risks include, among others, Tornier’s future operating results and financial performance, fluctuations in foreign currency exchange rates, the effect of global economic conditions, the timing of regulatory approvals and introduction of new products, physician acceptance, endorsement, and use of new products; the effect of regulatory actions, changes in and adoption of reimbursement rates, potential product recalls, competitor activities and the costs and effects of litigation and changes in tax and other legislation. More detailed information on these and other factors that could affect Tornier’s actual results are described in

Tornier’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K.  Tornier undertakes no obligation to update its forward-looking statements.

About Tornier

Tornier is a global medical device company focused on serving extremities specialists who treat orthopaedic conditions of the shoulder, elbow, wrist, hand, ankle and foot.  The Company’s broad offering of over 80 product lines includes joint replacement, trauma, sports medicine, and biologic products to treat the extremities, as well as joint replacement products for the hip and knee in certain international markets.  Since its founding approximately 70 years ago, Tornier’s “Specialists Serving Specialists” philosophy has fostered a tradition of innovation, intense focus on surgeon education, and commitment to advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world.  For more information regarding Tornier, visit www.tornier.com.

Use of Non-GAAP Financial Measures

To supplement Tornier’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Tornier uses certain non-GAAP financial measures in this release.  Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the detail of revenue by geography.  Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Tornier’s financial results prepared in accordance with GAAP.

Contact:

Carmen Diersen

Chief Financial Officer

952-426-7646

cdiersen@tornier.com

Doug Kohrs

President and Chief Executive Officer

952-426-7606

dkohrs@tornier.com

Tornier N.V.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	(unaudited)
	April 3, 2011	April 4, 2010
Revenue	$69,435	$61,843
Cost of goods sold	20,041	17,276
Gross profit	49,394	44,567

Operating expenses
Sales and marketing	34,699	34,470
General and administrative	6,025	6,526
Research and development	5,110	4,813
Amortization of intangible assets	2,810	2,997
Special charges	—	224
Total operating expenses	48,644	49,030

Operating income (loss)	750	(4,463)

Other income (expense)
Interest expense	(2,478)	(5,830)
Foreign currency transaction gain (loss)	(79)	(2,294)
Loss on extinguishment of debt	(29,475)	—
Other non-operating income (expense)	(19)	214

Loss before income taxes	(31,301)	(12,373)
Income tax (expense) benefit	7,332	2,322

Consolidated net loss	(23,969)	(10,051)
Net loss attributable to non-controlling interest	—	(695)

Net loss attributable to Tornier N.V.	(23,969)	(9,356)
Accretion of non-controlling interest	—	(679)

Net loss attributable to ordinary shareholders	$(23,969)	$(10,035)

Net loss per share
Basic and diluted	$(0.68)	$(0.41)

Weighted average ordinary shares outstanding
Basic and diluted	35,456	24,764

Tornier N.V.

Condensed Consolidated Balance Sheets

(in thousands)

	April 3, 2011	January 2, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$64,114	$24,838
Accounts receivable, net	50,081	42,758
Inventories	80,405	77,525
Deferred income taxes and other current assets	20,658	28,093
Total current assets	215,258	173,214

Instruments, net	43,824	42,378
Property, plant and equipment, net	34,907	33,680
Goodwill and intangibles, net	247,509	240,854
Deferred income taxes and other assets	984	1,052
Total assets	$542,482	$491,178

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowing and current portion of long term debt	$16,367	$28,392
Accounts payable	13,180	12,890
Accrued liabilities and deferred income taxes	38,249	34,967
Total current liabilities	67,796	76,249

Notes payable	—	84,261
Other long-term debt	25,562	25,467
Deferred income taxes and other long-term liabilities	27,537	34,962
Total liabilities	120,895	220,939

Shareholders’ equity	421,587	270,239

Total liabilities and shareholders’ equity	$542,482	$491,178

Tornier N.V.

Consolidated Statements of Cash Flow

(in thousands)

	Three Months Ended
	(unaudited)
	April 3, 2011	April 4, 2010
Cash flows from operating activities
Net loss	$(23,969)	$(10,051)

Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	7,093	6,809
Non-cash foreign currency (gain) loss	633	1,677
Deferred income taxes	(8,069)	(2,143)
Share-based compensation	1,295	1,559
Non-cash interest expense and discount amortization	2,040	5,197
Inventory obsolescence	1,596	1,482
Change in fair value of warrant liability	—	(147)
Loss on extinguishment of debt	29,475	—
Other non-cash items affecting earnings	105	285

Changes in operating assets and liabilities
Accounts receivable	(5,892)	(1,438)
Inventories	(2,035)	(4,732)
Accounts payable and accruals	1,674	5,660
Other current assets and liabilities	3,494	(1,196)
Other non-current assets and liabilities	(488)	794
Net cash provided by (used in) operating activities	6,952	3,756

Cash flows from investing activities
Acquisition-related cash payments	(481)	(1,061)
Additions of instruments	(2,874)	(3,169)
Purchases of property, plant and equipment	(714)	(4,579)
Net cash provided by (used in) investing activities	(4,069)	(8,809)

Cash flows from financing activities
Change in short-term debt	(12,932)	3,536
Repayments of long-term debt	(2,070)	(2,609)
Proceeds from issuance of long-term debt	—	3,364
Deferred financing costs	(2,414)	—
Repayment of notes payable	(116,108)	—
Issuance of ordinary shares	168,257	541
Net cash provided by (used in) financing activities	34,733	4,832

Effect of currency exchange rates on cash	1,660	563

Increase (decrease) in cash and cash equivalents	39,276	342

Cash and cash equivalents at beginning of period	24,838	37,969

Cash and cash equivalents at end of period	$64,114	$38,311

Tornier N.V.

Selected Revenue Information

(in thousands)

	Three Months Ended
	(unaudited)		Percent
	April 3, 2011	April 4, 2010	change
Revenue by product category
Upper extremity joints and trauma	$42,155	$36,647	15.0%
Lower extremity joints and trauma	6,632	6,256	6.0%
Sports medicine and biologics	3,857	3,441	12.1%
Total extremities	52,644	46,344	13.6%
Large joints and other	16,791	15,499	8.3%
Total	$69,435	$61,843	12.3%

Revenue by geography
United States	$37,021	$33,796	9.5%
International	32,414	28,047	15.6%
Total	$69,435	$61,843	12.3%

Tornier N.V.

Reconciliation of Revenue to Non-GAAP Revenue on a Constant Currency Basis

(in thousands)

	Three Months Ended
	(unaudited)

	April 3, 2011			April 4, 2010
	Revenue as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue as reported	Percent change on a constant currency basis
Revenue by product category
Upper extremity joints and trauma	$42,155	$(195)	$41,960	$36,647	14.5%
Lower extremity joints and trauma	6,632	(30)	6,602	6,256	5.5%
Sports medicine and biologics	3,857	(21)	3,836	3,441	11.5%
Total extremities	52,644	(246)	52,398	46,344	13.1%
Large joints and other	16,791	125	16,916	15,499	9.1%
Total	$69,435	$(121)	$69,314	$61,843	12.1%

Revenue by geography
United States	$37,021	$—	$37,021	$33,796	9.5%
International	32,414	(121)	32,293	28,047	15.1%
Total	$69,435	$(121)	$69,314	$61,843	12.1%

Tornier N.V.

Reconciliation of Net Loss to

Non-GAAP Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization (EBITDA)

(in thousands)

	Three Months Ended
	(unaudited)
	April 3, 2011	April 4, 2010
Net loss, as reported	$(23,969)	$(10,051)

Interest expense	2,478	5,830
Income tax benefit	(7,332)	(2,322)
Depreciation	4,283	3,812
Amortization	2,810	2,997

Subtotal Non-GAAP EBITDA (Loss)	(21,730)	266

Non-operating (income) expense	19	(214)
Foreign currency transaction (gain) loss	79	2,294
Share-based compensation	1,295	1,559
Loss on extinguishment of debt	29,475	—
Special charges	—	224
Operating expenses from consolidated VIE	—	594

Non-GAAP Adjusted EBITDA	$9,138	$4,723